Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 26, 2012 on the financial statements of  Steward Funds, Inc., consisting of Steward Large Cap Enhanced Index Fund, Steward Select Bond Fund, Steward Global Equity Income Fund, and Steward International Enhanced Index Fund, and Capstone Series Fund, Inc., consisting of Steward Small-Mid Cap Enhanced Index Fund, dated as of April 30, 2012 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Steward Funds, Inc.’s and Capstone Series Fund, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
August 27, 2012